Exhibit 99.1

Corn Products International, Inc.
Westchester, IL 60154

NEWS RELEASE

For Release	CONTACT:
07/29/04 — 0530 EDT	Richard Vandervoort, (708) 551-2595 (investors)
Mark Lindley, (708) 551-2602 (media)

CORN PRODUCTS INTERNATIONAL, INC. REPORTS SECOND QUARTER 2004 EARNINGS
Company Sets Quarterly Record;
Increases Guidance for Full Year

     WESTCHESTER, Ill., July 29, 2004 — Corn Products International, Inc. (NYSE: CPO) today announced improved sales and earnings for the second quarter and first six months of 2004.

     For the quarter ended June 30, 2004, the Company reported earnings of $0.79 per diluted share, a 58-percent increase over earnings of $0.50 per diluted share in the same period in 2003.

     Second-quarter results included a gain of 7 cents per diluted share due to a change in the Company’s effective tax rate to 30 percent, down from 36 percent in the first quarter. The Company expects an effective tax rate of 33 percent for this year. The change in the effective tax rate is the result of a reduction in foreign income tax expense, which the Company believes will only affect 2004.

     “I am pleased to report that our Company’s results for the quarter set a new record and were up significantly from last year,” said Sam Scott, chairman, president and chief executive officer of Corn Products International. “We benefited from increased sales, improved pricing and greater volumes throughout most of our businesses. Gross margins increased from 14.7 percent to 16 percent, continuing their year-over-year upward trend. We are particularly gratified by our performance in North America where, although further improvement is required in our US business, we continue to make progress in restoring this region to acceptable operating income margins.

-more-

Page 2 — Corn Products International, Inc.

     “Strategically, during the second quarter, we took steps to expand our global reach by establishing our first manufacturing presence in China,” Scott said.

     Results for the second quarter 2004 as compared to the same period in 2003 were as follows:

•	Net sales were $572 million, up from $539 million

•	Operating income was $54 million, up from $42 million

•	Net income was $29 million, up from $18 million

BUSINESS BREAKDOWN BY REGION

     On a regional basis, results for the second quarter compared to the same period in the prior year were as follows:

In North America:

•	Net sales were $363 million, up from $346 million

•	Volume increased 2 percent

•	Operating income was $24 million, up from $14 million

     The improved performance in North America reflects favorable volumes in the region, better pricing in Mexico covering corn cost increases, and a positive foreign exchange impact from the strengthening Canadian dollar. All of the above contributed to the 57-percent improvement in the North American operating margin to 6.6 percent, up from 4.2 percent in the second quarter of 2003.

     The bilateral industry negotiations designed to resolve the Government of Mexico’s tax on beverages sweetened with high fructose corn syrup are continuing. The Company supports those ongoing negotiations.

-more-

Page 3 — Corn Products International, Inc.

In South America:

•	Net sales were $131 million, up from $119 million

•	Volume improved 8 percent

•	Operating income was $24 million, up from $20 million

     The South American region reported very strong operating results for the quarter. Solid volume growth in Brazil and the Southern Cone and better pricing in the Andean region were somewhat offset by energy cost increases in the Southern Cone. The operating income margin for South America increased to 18.4 percent from 17 percent in the same period last year.

In Asia/Africa:

•	Net sales were $78 million, up from $74 million

•	Volume decreased 7 percent

•	Operating income was $13 million, down from $15 million

     Higher volumes in Pakistan and Thailand helped to offset the volume decline in South Korea caused by a weaker economy. Price/product mix was favorable across the region. The South Korean won strengthened, as did the Thai baht, contributing to a positive exchange variance. The operating margin for the Asia/Africa region was 16.7 percent, down from 19.7 percent due to the combination of higher corn and freight costs in the region—particularly in South Korea.

     Construction continued on the Company’s new plant in Pakistan, which is expected to begin operation this quarter.

     During the second quarter, the Company announced a new joint venture in China, Golden Far East (Shouguang) Modified Starch Company, Ltd., which produces modified corn starches. Government approval is expected within the next several months. The alliance reflects the Company’s continued confidence in the growth prospects of its Asia/Africa division.

-more-

Page 4 — Corn Products International, Inc.

SIX MONTHS 2004 RESULTS

     Results for the first six months of 2004 compared to the prior year period were as follows:

•	Net sales were $1,122 million, up from $1,019 million

•	Operating income was $108 million, up from $78 million

•	Net income was $55 million, up from $32 million

•	Earnings per diluted share were $1.49, up from $0.88

     Cash provided by operations for the first six months of 2004 was $79 million. Total debt at June 30 was $577 million, compared to $550 million at the end of 2003, while net debt (or total debt minus cash) was $433 million, down $47 million from the end of 2003. Working capital increased $48 million in the quarter due to higher corn inventories and changes in the margin accounts.

OUTLOOK

     “We are increasing our guidance for the full year 2004,” Scott said. “We are now calling for earnings improvement in the range of 21 to 26 percent over 2003, up from our earlier outlook of a 12 to 17 percent earnings-per-share gain. Of this projected increase, 5 percent is attributable to the impact of the lower effective tax rate.

     “Our expectations of an exceptionally strong first half of 2004 were on target, with two consecutive record-setting quarters,” Scott said. “Looking forward, we expect that 2004 will be a record year for our Company, even without the aid of the tax rate change. At the same time, we continue to forecast higher raw material, energy and freight costs for the remainder of the year.

     “We are confident that our shift to a multiple pathway strategy, first announced in our 2003 Annual Report and detailed in our Analyst/Portfolio Manager Conference and press release, will lead to ongoing growth in 2004 and beyond,” said Scott. “As we implement our strategy, we plan to leverage our recent acquisition of GTC Nutrition and our new joint venture in China, complete our recently announced expansions in Asia and South America, and continue to expand our portfolio.”

-more-

Page 5 — Corn Products International, Inc.

ABOUT CORN PRODUCTS INTERNATIONAL, INC.

     Corn Products International, Inc. is one of the world’s largest corn refiners and a major supplier of high-quality food ingredients and industrial products derived from the wet milling and processing of corn and other starch-based materials. The Company is the number-one worldwide producer of dextrose and a leading regional producer of starch, high fructose corn syrup and glucose. In 2003, the Company recorded net sales of $2.1 billion with operations in 19 countries at 36 plants, including wholly owned businesses, affiliates and alliances. Headquartered in Westchester, Ill., it was founded in 1906. The Company is listed on the New York Stock Exchange under the symbol CPO. Additional information can be found on the World Wide Web at www.cornproducts.com.

     This press release contains or may contain forward-looking statements concerning the Company’s financial position, business and future earnings and prospects, in addition to other statements using words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend” and other similar expressions. These statements contain certain inherent risks and uncertainties. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that our expectations will prove correct. Actual results and developments may differ materially from the expectations conveyed in these statements, based on various factors, including fluctuations in worldwide commodities markets and the associated risks of hedging against such fluctuations; fluctuations in aggregate industry supply and market demand; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we manufacture and sell our products, including fluctuations in the value of local currencies, energy costs and availability and changes in regulatory controls regarding quotas, tariffs, taxes and biotechnology issues; increased competitive and/or customer pressure in the corn-refining industry; the outbreak or continuation of hostilities; stock market fluctuation and volatility; and the resolution of the current uncertainties relating to the Mexican HFCS tax. Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of risk factors, see the Company’s most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q or 8-K.

# # #

CORN PRODUCTS INTERNATIONAL, INC.
Condensed Consolidated Statements of Income
(Unaudited)

(All figures are in millions, except per share amounts)	Three Months Ended		Change	Six Months Ended		Change
	June 30,		%	June 30,		%
	2004	2003		2004	2003
Net sales before shipping and handling costs	$615.5	$583.3	6%	$1,207.8	$1,101.3	10%
Less: shipping and handling costs	43.5	44.0	-1%	85.4	82.6	3%

Net sales	572.0	539.3	6%	1,122.4	1,018.7	10%
Cost of sales	480.4	460.3	4%	936.3	870.9	8%

Gross profit	91.6	79.0	16%	186.1	147.8	26%
Operating expenses	40.4	35.9	13%	80.7	70.5	14%
Other income (expense), net	2.3	(0.7)	429%	2.2	0.6	267%

Operating income	53.5	42.4	26%	107.6	77.9	38%
Financing costs	8.1	10.0	-19%	17.5	19.2	-9%

Income before taxes	45.4	32.4	40%	90.1	58.7	53%
Provision for income taxes	13.6	11.7		29.7	21.1

	31.8	20.7	54%	60.4	37.6	61%
Minority interest in earnings	2.3	2.5	-8%	5.2	5.8	-10%

Net income	$29.5	$18.2	62%	$55.2	$31.8	74%

Weighted average common shares outstanding:
Basic	36.5	36.0		36.4	35.9
Diluted	37.2	36.2		36.9	36.0
Earnings per common share:
Basic	$0.81	$0.50	62%	$1.51	$0.88	72%
Diluted	$0.79	$0.50	58%	$1.49	$0.88	69%

CORN PRODUCTS INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets

(In millions, except share amounts)	June 30,	December 31,
	2004	2003
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$144	$70
Accounts receivable — net	289	252
Inventories	229	215
Prepaid expenses	10	10

Total current assets	672	547

Property, plant and equipment — net	1,157	1,187
Goodwill and other intangible assets	327	319
Deferred tax assets	57	61
Investments	28	29
Other assets	55	67

Total assets	$2,296	$2,210

Liabilities and equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$98	$98
Accounts payable and accrued liabilities	311	296

Total current liabilities	409	394

Non-current liabilities	105	112
Long-term debt	479	452
Deferred income taxes	189	196
Minority interest in subsidiaries	79	78
Redeemable equity — Redeemable common stock (1,223,500 and 1,913,500 shares issued at June 30, 2004 and December 31, 2003, respectively) stated at redemption price	55	67
Stockholders’ equity
Preferred stock — authorized 25,000,000 shares — $0.01 par value, none issued	—	—
Common stock — authorized 200,000,000 shares — $0.01 par value — 35,746,387 issued at June 30, 2004 and December 31, 2003	1	1
Additional paid in capital	1,018	1,006
Less: Treasury stock (common stock; 826,446 and 1,494,101 shares at June 30, 2004 and December 31, 2003, respectively) at cost	(16)	(35)
Deferred compensation — restricted stock	(2)	(3)
Accumulated other comprehensive loss	(352)	(343)
Retained earnings	331	285

Total stockholders’ equity	980	911

Total liabilities and equity	$2,296	$2,210

CORN PRODUCTS INTERNATIONAL, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	For The Six Months
	Ended June 30,
(In millions)	2004	2003
Cash provided by (used for) operating activities:
Net income	$55	$32
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation	51	51
Increase in trade working capital	(33)	(27)
Other	6	9

Cash provided by operating activities	79	65

Cash provided by (used for) investing activities:
Capital expenditures, net of proceeds on disposal	(31)	(27)
Payments for acquisitions, net	(2)	(48)
Other	1	—

Cash used for investing activities	(32)	(75)

Cash provided by (used for) financing activities:
Proceeds from borrowings, net	23	25
Issuance of common stock	18	2
Dividends paid	(14)	(11)

Cash provided by financing activities	27	16

Effect of foreign exchange rate changes on cash	—	1

Increase in cash and cash equivalents	74	7
Cash and cash equivalents, beginning of period	70	36

Cash and cash equivalents, end of period	$144	$43

CORN PRODUCTS INTERNATIONAL, INC.
Supplemental Financial Information
(Unaudited)

(Dollars in millions, except per share amounts)

I. Geographic Information of Net Sales and Operating Income

	Three Months Ended			Six Months Ended
	June 30,		Change	June 30,		Change
	2004	2003	%	2004	2003	%
Net sales
North America	$362.5	$345.9	5%	$701.4	$653.2	7%
South America	131.5	119.3	10%	267.4	224.7	19%
Asia/Africa	78.0	74.1	5%	153.6	140.8	9%

Total	$572.0	$539.3	6%	$1,122.4	$1,018.7	10%

Operating income
North America	$24.0	$14.4	67%	$48.0	$26.3	83%
South America	24.2	20.3	19%	47.6	36.6	30%
Asia/Africa	13.0	14.6	-11%	29.6	28.1	5%
Corporate	(7.7)	(6.9)	12%	(17.6)	(13.1)	34%

Total	$53.5	$42.4	26%	$107.6	$77.9	38%

II. Estimated Sources of Earnings Per Share for the Three and Six Months Ended June 30

The following is a list of the major items that impacted our second quarter and year-to-date results. The amounts are calculated on a net after-tax basis and attempt to estimate total business effects.

	Earnings Per Share	Earnings Per Share
	Three Months	Six Months
Earnings per share June 30, 2003	$0.50	$0.88
Change
Volumes	0.03	0.15
Operating margin	0.16	0.28
Foreign currency translation	0.01	0.10
Financing costs	0.03	0.03
Minority interest	0.01	0.02
Effective tax rate	0.07	0.07
Shares outstanding	(0.02)	(0.04)

Net change	0.29	0.61

Earnings per share June 30, 2004	$0.79	$1.49

III. Capital expenditures

Capital expenditures for the quarters ended June 30, 2004 and 2003, were $16 million and $20 million, respectively.